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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


 We hereby consent to the incorporation by reference in this amended Registration Statement on Form S-3 of our report dated August 21, 2000, except as to Note 15, which is as of October 9, 2000, relating to the consolidated financial statements which appears in the Current Report on Form 8-K dated October 17, 2000 and in the 2000 Annual Report to Stockholders of Puma Technology, Inc., which is incorporated by reference in the Annual Report on Form 10-K of Puma Technology, Inc. for the year ended July 31, 2000. We also consent to the incorporation of our report dated August 21, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in this amended Registration Statement on Form S-3.


PRICEWATERHOUSECOOPERS LLP

/s/ PricewaterhouseCoopers LLP


San Jose, California
December 20, 2000